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                         October 25, 2022

       Bradley C. Barron
       President and Chief Executive Officer
       NuStar Energy L.P.
       19003 IH-10 West
       San Antonio, Texas 78257

                                                        Re: NuStar Energy L.P.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 10,
2022
                                                            File No. 001-16417

       Dear Bradley C. Barron:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program